ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

REMOTEMDX, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, RemoteMDx, Inc. (the "Corporation") hereby declares and certifies as follows:

1.           The name of the Corporation is RemoteMDx, Inc.

2.           The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation and recommended to the shareholders of the Corporation is as follows:

The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is two hundred and fifty million (250,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

3.           The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.           The amendment specified above was adopted as of September 24, 2008, by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.  Effective March 4, 2009, such amendment specified above was approved by the written consent of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, effective with the filing thereof with the Utah Division of Corporations and Commercial Code.  Approval of the amendment was as follows:

VOTE ON INCREASING SHARES OF COMMON STOCK

Designation of Stock (All entitled to vote)	Outstanding Shares	Total Votes Cast	Votes Cast for Proposal	Votes Cast Against Proposal or Abstaining

Common Stock, and Common Share Equivalents Voted by Series B Preferred Holders	159,183,999	93,732,878	92,775,909	1,006,557

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this 5th day of March, 2009.

RemoteMDx, Inc.,
a Utah corporation

By /s/ Michael G. Acton

Name Michael G. Acton

Title Chief Financial Officer